SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 5, 2017

Vertical Computer Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-28685	65-0393635
(Commission File Number)	(I.R.S. Employer Identification No.)

101 West Renner Road, Suite 300 Richardson, Texas	75082
(Address of Principal Executive Offices)	(Zip Code)

(972) 437-5200
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	REGULATION FD DISCLOSURE

Vertical Computer Systems, Inc. (the “Company” or “Registrant”) has developed a core communication platform using the Company’s proprietary application interface software based on its mobile web server patent and five other patent-pending applications, coupled with other intellectual property owned or licensed by the Company.

The Android version of Ploinks®, along with Ploinks Connect™, had a soft launch by the Company’s subsidiary, Ploinks, Inc. in February 2017 on the Google Play store. We continue to develop the Puddle™, a Windows-based companion app to Ploinks®, which can be used for real-time data backup and synchronization of a user’s content stored on the user’s Android device that also runs the Ploinks® mobile app. The Puddle™ can be utilized on a Windows-based PC or storage device. The development of the Puddle™ required us to also make changes to the Ploinks® mobile app, Ploinks Connect™, and the Company’s underlying communication platform. The Puddle™ is currently in beta-testing.

In the course of our development of the Puddle™, we also researched and evaluated different applications on the market (including messaging and social media services), pricing, and the current state of our target market, all of which are rapidly changing. From our evaluation we learned that while there are segments of applications that focus on certain portions of what Ploinks® can do, we believe that Ploinks® will offer the complete solution to the existing issues confronting individuals when it comes to privacy and security of their information and communications. In the Company’s opinion, Ploinks® has evolved beyond the personal private communications channel we originally envisioned. Consequently, we have revised our description of Ploinks® as follows:

Ploinks® is a secure personal capsule (“SPC”) that incorporates several components based upon patented and patent-pending technologies. The SPC encapsulates the Ploinks® application, a patented web server technology (Ploinks Connect™), and the “Puddle™”, which is the Ploinks® application that is installed on a Windows-based PC or NAS (network area storage device) and is used for data backup and synchronization. All data and transmissions of data within the SPC are protected from any intrusion at all points in time. The SPC is a true peer-to-peer solution with no centralized server. Ploinks, Inc. does not have access to any of the user’s data (i.e., pictures, messages, metadata) stored and utilized within the Ploinks SPC™ -- nor does the Ploinks™ user’s telephone company or Internet Server Provider (“ISP”) have access to any of such data.

Shortly after we complete beta-testing of the Puddle™, Ploinks, Inc. will publicly launch the Ploinks SPC™. We initially intend to market the Ploinks SPC™ as follows:

1.                   Ploinks® Website. We will be updating the Ploinks, Inc. website at www.Ploinks.com with new information about the Ploinks SPC™, the Puddle™ and Ploinks for Business™.

2.                   Target High Profile Public Figures. We have entered into and continue to seek strategic alliances with partners to help us target high profile individuals who need the Ploinks SPC™ to keep their communications and content secure and private. High profile individuals we intend to target include athletes, celebrities, politicians, models, photographers, and artists.

3.                   Launch Ploinks for Business™. Ploinks for Business™ is designed for individuals within companies and organizations who need to communicate directly and safely with customers and clients. We will be approaching existing clients of NOW Solutions with the Ploinks for Business™ solution. In addition, since a number of the Company’s shareholders have inquired about assisting in the launch of Ploinks for Business™, we are preparing relevant marketing materials and building a website where shareholders can register to assist with this launch.

The information set forth in this Item 7.01 is being furnished but not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. The filing of the information set forth in this Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

ITEM 8.01	OTHER EVENTS.

On June 5, 2017, the Company received a Notice of Allowance from the United States Patent and Trademark Office (the “USPTO”) that a patent will be issued by the USPTO for the invention titled “Mobile Proxy Server for Internet Server Having a Dynamic Internet IP Device” for Claims 1-20. The term “IP” stands for “Internet Protocol,” which is the principal communications protocol for the Internet. This soon-to-be-patented technology is incorporated in the Ploinks™ mobile app and the Company’s core communication platform.

The Company and Ploinks, Inc. are currently in the process of preparing for an audit of the financial statements of Ploinks, Inc. for the spin-off after which Ploinks, Inc. will prepare a Form 10 registration statement to file with the Securities and Exchange Commission (the “SEC”). Ploinks, Inc. intends to file the Form 10 with the SEC for its review approximately thirty days after the launch of the Ploinks SPC™.

The Form 10 filed by Ploinks, Inc. will include a detailed description of the business, including its principal products and services, competition, and audited financial statements.

Once filed, the SEC will review the Form 10 registration statement. Ploinks, Inc. and the Company will respond to any comments from the SEC, as applicable. Neither the Company nor Ploinks, Inc. can provide any estimate of the date on which the spin-off will be completed until the SEC has finished its review and has declared the Form 10 registration statement to be effective. In addition, the completion of the Ploinks, Inc. spin-off will be subject to market, regulatory and other conditions, as applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vertical Computer Systems, Inc. (Registrant)

Date: June 23, 2017	By: /s/ Richard Wade
Richard Wade
President/CEO